Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 22, 2017 and effective as of the Effective Date (as defined below), is entered into by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Tyrone Johnson (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its Chief Executive Officer, and the Executive hereby accepts such position and agrees to serve the Company in such capacity on a full-time basis during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall report to the Company’s Board of Directors (the “Board”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Board from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time and efforts to the performance of his duties and responsibilities hereunder and shall endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive shall not engage in any business activity other than the Company without the express prior written approval of the Board. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) deliver lectures or fulfill speaking engagements or (C) manage his personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an executive officer of the Company.

(d) During the Employment Period, the Executive shall serve as a member of the Board. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as a member of the Board and from all other positions with the Company.

2. Compensation. During the Employment Period:

(a) Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $450,000 per annum, (the “Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the compensation committee of the Board (the “Compensation Committee”); provided, however, that the Executive shall be entitled to any annual cost-of-living increases in Base Salary that are granted to senior executives of the Company generally. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(b) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible, through participation in the Company’s annual bonus plan or other similar plan to the extent then in effect, to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of seventy five percent (75%) of Base Salary (the “Target Bonus”), with the actual payout based on the achievement of annual individual and Company performance objectives established by the Compensation Committee. Any Annual Bonus earned in the first year of the Employment Period shall be pro-rated for the number of days of the year that the Executive is employed by the Company. Any Annual Bonus shall be paid on or before March 15th of each calendar year immediately following the year in which compensation is earned in accordance with the applicable plan (except as otherwise provided herein).

(c) Long Term Incentive Award. Pursuant to the Company’s 2017 Long-Term Incentive Plan, as may be amended from time to time (the “Incentive Plan”), as soon as administratively practicable on or after the Effective Date, the Executive shall be eligible to receive the following awards granted thereunder:

(i) A restricted stock award with respect to that number of restricted shares of the common stock of the Company equal to 0.625% of the issued and outstanding shares of common stock of the Company (the “Shares”), on a fully diluted basis, as of the date of the closing of the Company’s Regulation 144A private placement offering (the “144A Offering”) (such shares, the “Restricted Stock”). The Restricted Stock award shall be subject to following vesting schedules:

A. 0.5% of the Shares shall be subject to both a time-based vesting schedule (one third (1/3) of the shares shall vest on each of the first, second, and third anniversaries of the Effective Date) and a performance based vesting schedule (the satisfaction of a pre-established performance goal for the 2018 calendar year (the “2018 Performance Goal”) to be set forth more fully in the Equity Agreement (as defined below), provided in each case that the Executive remains employed with the Company on the respective vesting dates.

B. 0.125% of the Shares shall be subject to both a time-based vesting schedule (one third (1/3) of the shares shall vest on each of the first, second, and third anniversaries of the Effective Date) and a performance based vesting schedule (the satisfaction of a pre-established performance goal for the fourth quarter of 2017 (the “2017 Performance Goal”)), to be set forth more fully in the Equity Agreement, provided in each case that the Executive remains employed with the Company on the respective vesting dates.

Consistent with the foregoing, the terms and conditions of the Restricted Stock shall be set forth in a restricted stock award agreement to be entered into by and between the Company and the Executive in the form adopted by the Board or the Compensation Committee, as applicable, in conjunction with the adoption of the Incentive Plan (the “Equity Agreement”).

(ii) A phantom stock award with respect to that number of shares of the common stock of the Company equal to 0.625% of the issued and outstanding shares of common stock of the Company (the “Phantom Shares”), on a fully diluted basis, as of the date of the closing of the 144A Offering (such shares, the “Phantom Stock”). The Phantom Stock award shall be subject to a performance based vesting schedule as follows:

A. 0.5% of the Phantom Shares shall vest based on the satisfaction of the 2018 Performance Goal, to be set forth more fully in the Phantom Agreement (as defined below). If the performance goals are achieved, this portion of the Phantom Stock award shall be settled, in a lump sum cash payment by March 15, 2019, provided that the Executive remains employed by the Company on the payment date.

B. 0.125% of the Phantom Shares shall vest based on the satisfaction of the 2017 Performance Goal, to be set forth more fully in the Phantom Agreement. If the 2017 Performance Goal is achieved, this portion of the Phantom Stock award shall be settled, in a lump sum cash payment by March 15, 2018, provided that the Executive remains employed with the Company on the payment date.

Consistent with the foregoing, the terms and conditions of the Phantom Stock shall be set forth in a phantom stock award agreement to be entered into by and between the Company and the Executive in the form adopted by the Board or the Compensation Committee, as applicable, in conjunction with the adoption of the Incentive Plan (the “Phantom Agreement”).

(d) Benefit Plans. In addition, (i) the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company; (ii) the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives; (iii) the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with subsection (h) below and the policies, practices, and procedures of the Company provided to senior executives of the Company; and (iv) the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices, and procedures of the Company.

(e) Vacation. The Executive shall be entitled to twenty (20) days paid vacation per year (prorated for partial years), and to such paid holidays as are observed by the Company from time to time, all in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives. Unused vacation will be carried over from year to year and/or paid out as provided in the Company’s vacation plans and polices in effect as of the Effective Date.

(f) Insurance. The Company shall maintain (i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy and (ii) an employment practices liability insurance policy. Each such policy shall cover the Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior executive officers and directors on the Effective Date, or any more favorable as may be available to any other director or senior executive officer of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s Scheduled Termination Date (as defined below).

(g) Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3. Employment Period. The Employment Period shall commence on the Effective Date and shall terminate on the third (3rd) anniversary of the Effective Date, provided that on the third (3rd) anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one (1)-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). “Effective Date” means the date of the closing of the 144A Offering. Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for Disability. For purposes of this Agreement, “Disability” means the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or a total of one hundred eighty (180) days in any twelve (12)-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction (or a plea of nolo contendere) by the Executive to a felony or a crime involving dishonesty;

(ii) acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company;

(iii) willful misconduct by the Executive in the performance of the Executive’s duties required by this Agreement which is likely to materially damage the financial position or reputation of the Company;

(iv) a material breach of this Agreement by the Executive which is not cured within thirty (30) days following receipt by the Executive of a Notice of Termination (as defined under Section 4 below) from the Company; or

(v) a breach of Section 7 of this Agreement, which the Executive acknowledges cannot be cured within the meaning of subsection (iv) above.

The foregoing is an exclusive list of the acts or omissions that shall be considered Cause. Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until (A) the Board shall have provided the Executive with a Notice of Termination (as defined in Section 4 below) specifying in detail the basis for the termination of employment for Cause and the provision(s) under this Agreement on which such termination is based, and (B) in the case of subsection (iv) above, the Executive shall have had the opportunity to cure such breach with the time period specified, and (C) in all cases where Cause is alleged, the Executive shall have had a reasonable opportunity to prepare and present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board, including a majority of independent directors (not including the vote of the Executive).

For purposes of this Agreement, no act or failure to act of the Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company. In addition, nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause. For purposes of this Agreement, a notice of non-renewal given by the Company as provided in Section 3 herein shall be treated as a termination of employment by the Company without Cause.

(e) For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material breach of this Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to the Executive); (ii) a material reduction in the Executive’s titles, duties, authority, or responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities without the written consent of the Executive; (iii) a reduction in the Executive’s annual Base

Salary or Annual Bonus opportunity, as currently in effect or as may be increased from time to time, including, but not limited to, elimination or reduction in the Executive’s participation in the Incentive Plan for reasons other than those specified in such plan; or (iv) the failure of the Company to nominate the Executive for election as a member of the Board. With respect to the acts or omissions set forth in this subsection (e), (A) the Executive shall provide the Board with a Notice of Termination (as defined in Section 4 below) specifying in detail the basis for the termination of employment for Good Reason and the provision(s) under this Agreement on which such termination is based, (B) the Company shall have thirty (30) days to cure the matters specified in the notice delivered, and (C) if uncured, the Executive must terminate his employment with the Company within ninety (90) days after the initial existence of the circumstances constituting Good Reason in order for such termination to be considered to be for Good Reason.

(f) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 4 below).

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by a written “Notice of Termination” to the other party hereto in accordance with Section 8(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 3(e) or 3(f) herein which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

5. Termination Payments.

(a) Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause (other than pursuant to Sections 4(a) or (b)) or the Executive terminating his employment for Good Reason:

(i) The Company shall pay to the Executive, upon the Date of Termination:

A. (A) the Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), and (B) one (1) times the Executive’s Base Salary, in each case payable in a lump sum (the “Base Severance”).

B. In lieu of any Annual Bonus under Section 2(b) for the fiscal year in which Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to Executive for that fiscal year if his employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction, the numerator of which is the number of days Executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year of termination.

(ii) The Company shall provide to the Executive an additional amount, each month for twelve (12) months after the Date of Termination, equal to the amount the Company would have paid for its share of the premiums for the Executive and his dependents coverage under the Company’s medical plan as if the Executive’s employment had not terminated.

(iii) All outstanding and then unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) (each, an “Equity Award”) shall be modified to reflect an additional one (1) year of vesting.

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Termination Date under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(v) If the Date of Termination under this Section 5(a) occurs within the twelve (12)-month period following a Change in Control, in addition to the other payments provided for in this Section 5(a), the Company shall pay the Executive an amount equal to one (1) times the Base Severance and Target Bonus for the current fiscal year, in a lump sum cash payment, upon the Date of Termination, and all outstanding and then unvested Equity Awards and Phantom Awards (in each case to the extent not forfeited due to the failure to meet the performance-based vesting schedules, if any, thereunder) granted to the Executive shall accelerate and become fully vested. For purposes of this Agreement, “Change in Control” shall have the meaning specified on Exhibit A attached hereto.

(vi) For the avoidance of doubt, upon termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 5(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason, except any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 5(a), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”) or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(vii) The payments and benefits provided under this Section 5(a) are subject to and conditioned upon (A) the Executive executing a timely and valid release of claims (“Release”) in the form attached hereto as Exhibit B, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, (B) the Executive delivering the executed Release to the Company within twenty-one days following the Date of Termination, (C) such Release and the waiver contained therein becoming effective and not revoked. In the event that payments are made hereunder prior to the execution of the Release and the Executive does not execute the Release in the time and manner set forth herein, the Executive shall promptly pay to the Company such amounts or the value of such benefits so received.

(b) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive upon the Date of Termination the Accrued Benefits and the Other Benefits and any benefits or compensation provided under the Equity Agreements which shall be paid in accordance with such agreements. Except as provided in this Section 5(b) or with respect to any vested benefits under any tax qualified pension plans of the Company and the continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(c) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Accrued Benefits and Other Benefits and any benefits or compensation to be paid under the Equity Agreements. Except as provided in this Section 5(c), or pursuant to the terms of the Equity Agreements, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

6. Compliance with Section 409(A). This Agreement is intended to either comply with, or fall within an exemption to, the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. To the maximum extent possible, the payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. If, as of the Date of Termination, the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A of the Code, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his “separation from service”, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

7. Protection of Trade Secrets and Confidential Information.

(a) Acknowledgments Regarding “Confidential Information”. In performing his duties as an executive of the Company, the Executive acknowledges that he will have access to documents, trade secrets, and other confidential and proprietary information which consists of information known by the Executive as a consequence of his employment with the Company (including information originated, discovered and/or developed by the Executive). The Executive acknowledges that all of the Confidential Information, as defined below, made accessible to the Executive shall be provided only in strict confidence; that unauthorized disclosure of Confidential Information may damage the Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Company and known only to the Executive, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

(b) Definition of Confidential Information. The term “Confidential Information” means confidential and proprietary information of the Company, including, but not limited to, (i) information not generally known outside the Company such as information which is unique to the Company, (ii) information about the Company’s projects, developments, business plans, financial plans, products, processes and services, research and development activities, client lists, vendor lists, inventories, marketing techniques, pricing policies, financial targets, financial information and projections, and (iii) any trade secret information as that term is defined in the California Uniform Trade Secrets Act. However, the term Confidential Information shall not include information that: (1) becomes generally available to and known by the public; (2) was available to the Executive on a non-confidential basis prior to its disclosure; (3) becomes available to the Executive from a source other than the Company, provided that the Executive has no knowledge that such source is prohibited from disclosing such information to the Executive by a contractual, legal or fiduciary obligation to the Company; or (4) the Executive has independently developed with no reliance on or access to any of the information provided directly or indirectly by the Company.

(c) The Executive’s Use of Confidential Information. Except in connection with and in furtherance of the Executive’s work on the Company’s behalf, the Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

(d) Third-Parties’ Confidential Information. The Executive acknowledges that the Company has received, and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. The Executive shall not use or disclose any such information except as authorized by the Company or the third party to whom the information belongs.

(e) Ownership of Works. The Executive agrees to promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that the Executive has conceived or made during his employment with the Company; provided, however, that in this context, “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company and its affiliates; (ii) are suggested by or result from the Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than the Executive’s. Should the Company request it, the Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

8. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:	Select Interior Concepts, Inc. 4900 East Hunter Avenue Anaheim, CA 92807 Attn: Secretary

With a copy to (which shall not constitute notice):	Greenberg Traurig, LLP 1840 Century Park East Suite 1900 Los Angeles, CA 90067 Attn: Mark Kelson

If to the Executive:	Tyrone Johnson

or to such other address as any party hereto may designate by notice to the others.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of the Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which the Executive work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (which may be found at https://www.adr.org/sites/default/files/Employment%20Rules.pdf), as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the Federal Rules of Civil Procedure, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code,

and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration provision applies to any and all claims that the Company may have against the Executive, including, but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive. However, nothing herein shall prevent Executive from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if Executive chooses to pursue a claim following the exhaustion of such administrative remedies, that claim would be subject to the provisions of this Agreement). Notwithstanding anything to the contrary contained herein, the Company and the Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration provision is to be construed as broadly as is permissible under applicable law. Executive and Company acknowledge and agree that their obligations to arbitrate under this Agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and Company.

(c) Entire Agreement. As of the Effective Date, this Agreement, and the Release, each of which is being entered into between the parties concurrently herewith, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof (it being understood that any Equity Awards shall be governed by the relevant Equity Agreements and any Phantom Stock awards shall be governed by the relevant Phantom Agreements). Such agreements replace and supersede any and all other agreements, offers or promises, whether oral or written, if any, made to the Executive by any predecessor entity to the Company whose business or assets the Company succeeded to in connection with the 144A Offering. In the event that the Effective Date does not occur, this Agreement shall have no force or effect.

(d) Amendments; No Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) Choice of Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

(f) Agreement Negotiated. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(g) Representations. The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(h) Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(i) Binding Agreement; Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(j) Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(k) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 8(k), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

(l) Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(m) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile or PDF of a signature shall be deemed to be and have the effect of an original signature.

(n) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Tyrone Johnson
Tyrone Johnson

COMPANY:

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Kendall R. Hoyd
Name: Kendall R. Hoyd
Title: Chief Financial Officer

EXHIBIT A

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a) Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d 3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent greater than 35% of the combined voting power of the Company’s then outstanding voting securities (unless the Executive has beneficial ownership of at least 35% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(i) by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii) pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; provided, further, that any change in the composition of the Incumbent Board triggered pursuant to Section 3 of the Registration Rights Agreement, dated on or around the date of this Agreement, by and among (i) the Company (ii) Trive Capital Fund I LP, a Delaware limited partnership, Trive Capital Fund I (Offshore) LP, a Delaware limited partnership, and Trive Affiliated Coinvestors I LP, a Delaware limited partnership (iii) Tyrone Johnson, an individual, Kendall Hoyd, an individual, Sunil Palakodati, an individual, and Tim Reed, an individual, and (iv) B. Riley FBR, Inc., a Delaware corporation, shall not be considered a Change in Control under this clause (b);

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 25% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The approval by the Company’s stockholders of a liquidation or dissolution of the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

EXHIBIT B

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is made by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Tyrone Johnson (“you” or “Executive”). You and the Company entered into an Employment Agreement dated as of November 22, 2017 (the “Employment Agreement”). You and the Company hereby agree as follows:

1) A blank copy of this Agreement was attached to the Employment Agreement as Exhibit B thereto.

2) Termination Payments. If your employment is terminated by the Company without Cause or if you resign for Good Reason (each, as defined in the Employment Agreement), then, in consideration for your execution, delivery and non-revocation of this Agreement, following the Release Date (as defined in Section 3 below), the Company will provide the termination payments and benefits (the “Termination Payments”) to you as provided in Section 5 of the Employment Agreement.

3) Release by You. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge, and covenant not to sue, the Company, its respective subsidiaries, affiliates, predecessors, current and former directors, members, officers, employees, agents, stockholders, heirs, beneficiaries, its successors and assigns (both individually and in their official capacities), its parents and subsidiaries, and its officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that any of the Company, its parents and subsidiaries, or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

(a)	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

(b)	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the California Fair Employment and Housing Act; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Non-Discrimination Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act; and

(c)	has violated any statute, public policy or common law (including, but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing (x) any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer and/ or director of the Company, and (y) any right to receive and to enforce the Company’s obligation to pay any Termination Payments due and payable to you. Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth (8th) day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4) Return of Company Property. Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Company Property”). Receipt of the Termination Payments described in Section 2 of this Agreement is expressly conditioned upon return of all such Company Property.

5) Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

6) Non-Disparagement. You and the Company, acting through its executive officers, agree not to disparage the other party, and in addition with respect to the Company, you agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in each case in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

7) No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

8) Breach. You agree that upon any material breach of this Agreement, you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of Sections 4, 5, and 6 of this Agreement and further agree that any threatened or actual material violation or breach of those sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to injunctive relief to prevent you from violating or breaching this Agreement.

9) California Civil Code § 1542. You hereby represent and warrant to the Releasees that you knowingly and intentionally have waived any protection afforded to you by California Civil Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You further represent and warrant that this Agreement is intended to cover all claims, whether the same are known, unknown or hereafter discovered or ascertained, and the provisions of § 1542 of the California Civil Code are hereby expressly waived.

10) Non-Assignment of Claims. You represent and warrant that you have not heretofore assigned or transferred any matter released by this Agreement or any part or portion thereof. You agree to indemnify and hold harmless the Company from any claims resulting from any such assignment or transfer by you, or asserted by any assignee or transferee.

11) Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and performed entirely within California.

SELECT INTERIOR CONCEPTS, INC.		EXECUTIVE

By:
	Name:	Tyrone Johnson
Title:

AMENDMENT TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2018, by and between Select Interior Concepts, Inc., a Delaware corporation (the “Company”), and Tyrone Johnson (the “Executive”). The above parties are referred to together herein as the “Parties,” and individually as a “Party.”

RECITALS

A. The Company and the Executive are parties to that certain Employment Agreement dated as of November 22, 2017 (the “Employment Agreement”), pursuant to which the Company agreed to employ the Executive, and the Executive agreed to accept employment with the Company, on the terms and subject to the conditions set forth therein.

B. The Parties desire to amend the Employment Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Party hereby agrees as follows:

A. Defined Terms and Recitals. Except as otherwise defined herein, all capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Employment Agreement. The Parties hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Amendment.

B. Modifications to Purchase Agreement. The Parties agree that from and after the date of this Amendment, the Employment Agreement shall be modified as follows:

1. Section 2. The following amendments are made to Section 2 of the Employment Agreement:

a. Section 2(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(a) Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $500,000 per annum, (the “Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the compensation committee of the Board (the “Compensation Committee”); provided, however, that the Executive shall be entitled to any annual cost-of-living increases in Base Salary that are granted to senior executives of the Company generally. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.”

b. Section 2(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(b) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible, through participation in the Company’s annual bonus plan or other similar plan to the extent then in effect, to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of one hundred percent (100%) of Base Salary (the “Target Bonus”), with the actual payout based on the achievement of annual individual and Company performance objectives established by the Compensation Committee. During the Employment Period, the Annual Bonus shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the Compensation Committee. Any Annual Bonus earned in the first year of the Employment Period shall be pro-rated for the number of days of the year that the Executive is employed by the Company. Any Annual Bonus shall be paid on or before March 15th of each calendar year immediately following the year in which compensation is earned in accordance with the applicable plan (except as otherwise provided herein).”

c. The reference to “subsection (h)” in Section 2(d)(iii) of the Employment Agreement is changed to “subsection (g)”.

2. Section 5. The following amendment is made to Section 5 of the Employment Agreement: The reference to “Sections 4(a) or (b)” in Section 5(a) of the Employment Agreement is changed to “Sections 3(a) or (b)”.

C. No Further Modification. Except to the extent set forth herein, the Employment Agreement remains unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Employment Agreement and this Amendment, the terms of this Amendment shall control.

D. Governing Law. This Amendment shall be governed by and construed under and in accordance with the laws of the State of California.

E. Counterparts and Facsimile. This Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The Parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the Party so signing with the same effect as though the signature were an original signature.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EXECUTIVE:

/s/ Tyrone Johnson
Tyrone Johnson

COMPANY:
SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Kendall R. Hoyd
Name: Kendall R. Hoyd Title: Chief Financial Officer